Exhibit 10.39

EMPLOYMENT AGREEMENT

AGREEMENT made as of this 7th day of October 2003 by and between AZCO MINING INC., a Delaware Corporation (the “Company”), with an address at 7239 North El Mirage Road, Glendale, Arizona and W. PIERCE CARSON (“Carson”), an individual residing at 33 Camino de Avila, Tijeras, New Mexico.

WITNESSETH:

In consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.  Employment.  The Company agrees to employ, and does hereby employ Carson and Carson hereby accepts such employment, for the Term (as defined below), with the duties and compensation and upon the terms and conditions hereinafter set forth in this Agreement.

2.  Term.  The term (“Term”) of Carson’s employment shall commence on October 16, 2003 (“Effective Date”) and shall continue through and including October 15, 2006, unless earlier terminated as herein provided for in this Agreement.  The Term shall thereafter be automatically extended through and including October 15, 2008, and thereafter year-to-year, unless either party gives notice of termination not less than ninety (90) days prior to expiration of the then Term.

3.  Duties and Offices.

(a)  Carson shall be the President and Chief Executive Officer (“CEO”) of the Company during the Term and shall perform the services as set forth in the Company’s bylaws and as the Company’s Board of Directors (“Board”) shall direct, which services shall be commensurate with Carson’s status as CEO of the Company.  Carson shall perform his services subject only to the direction and control of the Board and will report only to the Board.

(b)  During the Term, Carson shall devote substantially all of his working time and attention to the business and affairs of the Company, provided however that the Company acknowledges that Carson shall have the right to be a director or officer of other corporations not affiliated with the Company and that a small portion of his time will be devoted to those other activities.

(c)  The primary office for the performance of Carson’s services and the head office of the Company shall be located in Phoenix, Arizona or, at the discretion of the Board, in Tucson, Arizona or Albuquerque, New Mexico.  At the request of the Company, Carson shall relocate his primary residence from Albuquerque, New Mexico to the Company’s head office location.

(d)  Until such time as Carson relocates his primary residence to the

Company’s head office location, he shall commute from his Albuquerque residence to the head office and shall arrange his schedule to spend the large majority of his working time at the head office.

4.  Compensation.

(a)  During the Term, the Company shall pay Carson an annual base salary of one hundred eighty thousand dollars ($180,000) in equal semi-monthly installments, less required withholding and other applicable taxes.  From time to time the Board shall review Carson’s rate of annual base salary and in its sole discretion may increase (but not decrease) such base salary, provided, however, that beginning January 1, 2005, at a minimum Carson’s base salary shall be increased effective January 1 of each year by an amount equal to the percentage increase, if any, over the preceding 12 months in the Consumer Price Index for All Urban Consumers – U. S. City Average – All Items.  Until October 16, 2004 Carson shall have the option of receiving partial payment of his base salary in the form of common stock in the Company, the terms and conditions of such payment to be mutually agreed between the Company and Carson.

(b)  The Board, in its sole discretion, may award Carson annual bonuses during the Term.  The amount, terms and conditions of an annual bonus, if any, shall be determined in the sole discretion of the Board.

5.  Expenses, Benefits and Perquisites.

(a)  The Company will pay or reimburse Carson for all travel and other expenses reasonably incurred by Carson during the Term in connection with the performance of his duties hereunder upon presentment of written expense receipts reflecting such expenses.

(b)  Until such time as Carson relocates his primary residence from Albuquerque, New Mexico to the Company’s head office location, the Company will pay to Carson a per diem allowance to cover the cost of his living expenses at the head office location and the cost of his travel between Albuquerque and the head office.

(c)  At such time as Carson relocates his primary residence from Albuquerque, New Mexico to the Company’s head office location, the Company will reimburse Carson for reasonable costs of relocation, details of which reimbursement shall be mutually agreed between the Company and Carson prior to Carson’s relocation.

(d)  The Company shall provide health insurance to Carson, his spouse and dependents.

(e)  The Company shall provide to Carson term life insurance in the amount of one million dollars ($1,000,000), naming Carson’s estate as beneficiary.

(f)  The Company shall provide Carson the use of a 4-wheel drive automobile for business and personal use, the details of which vehicle shall be agreed between Carson and the Company.  The Company shall be responsible for the cost of maintenance and insurance of said vehicle, and also for the cost of fuel and oil related to business use of the vehicle, including travel between Carson’s home and his place of employment.

(g)  Carson shall be entitled to four weeks paid vacation each calendar year.  No more than 8 weeks of vacation time may be accrued and carried over into a following calendar year.

(h)  Carson shall be entitled to participate in all employee benefit plans and programs maintained by the Company for management employees generally, including, without limitation, all retirement, life and health insurance, incentive compensation including stock option and profit sharing, fringe benefit, and expense reimbursement plans and programs and such other plans and programs as may be specified by the Board.

6.  Obligations of the Company upon Termination.  Upon termination of Carson’s employment as provided for in Section 2, the Company shall pay to Carson the following: a lump sum cash payment of accrued but unpaid base salary and accrued but unpaid vacation; annual bonus, if any, prorated to the date of termination; a lump sum cash amount equal to the annual base salary amount if termination occurs effective October 16, 2006, or twice the annual base salary amount if termination occurs effective October 16, 2008 or thereafter; and continued health care benefits for Carson, his spouse and dependents for a period of two (2) years after termination of employment.  Termination shall not affect any rights that Carson may have at the time of termination pursuant to any insurance, retirement, pension, stock or option award or other benefit plan or arrangement with the Company.

7.  Disability.  If Carson is unable to perform his services by reason of illness or incapacity for a period of 180 consecutive days, the Company shall have the right to terminate Carson’s employment at any time after the 180th day, provided that on the effective date of termination, Carson is still disabled.  Such termination shall not affect any rights that Carson may have at the time of termination pursuant to any insurance, retirement, pension, stock or option award or other benefit plan or arrangement with the Company.  During the period of disability prior to termination, the Company shall pay to Carson the base salary provided for in this Agreement and shall comply with all other terms and conditions of this Agreement.  Upon termination pursuant to this Section 7, the Company shall pay to Carson the following:  a lump sum cash payment of accrued but unpaid base salary and accrued but unused vacation; annual bonus, if any, prorated to the date of termination; a lump sum cash amount equal to the annual base salary amount; and continued health care benefits for Carson, his spouse and dependents for a period of two (2) years after termination of employment.

8.  Death of Carson.  In the event that Carson should die during the Term, Carson’s employment under this Agreement shall be deemed terminated.  Such termination shall not affect any rights that Carson, his spouse or estate may have at the time of his death pursuant to any insurance or other death benefit, retirement, pension, stock or option award or any other benefit plan or arrangement with the Company.  Upon the death of Carson, the Company shall pay to Carson’s estate the following:  a lump sum cash payment of accrued but unpaid base salary and accrued but unused vacation; annual bonus, if any, prorated to the date of termination; and continued health care benefits for Carson’s spouse and dependents for a period of two (2) years after the death of Carson.

9.  Discharge for Cause.  The Board of Directors of the Company may discharge Carson For Cause at any time.  Such discharge shall be effected by written notice to Carson which shall specify the reasons for Carson’s discharge and the effective date thereof.  As used herein, the term “For Cause” shall mean only chronic alcoholism, drug addiction, criminal dishonesty or willful violation of direct written instructions from the Board of Directors of the Company relating to a material matter which directions are consistent with all applicable laws, rules and regulations and orders to which Carson or the Company are subject and the provisions of this Agreement unless cured within ten (10) days after notice.  Upon termination pursuant to this Section 9, Carson’s employment and all benefits under this Agreement shall terminate, except that such termination shall not affect any right that Carson may have at the time of termination pursuant to any insurance or other death benefit, retirement, pension, stock or option award or any other benefit plan or arrangement with the Company.  Upon termination, the Company shall pay to Carson the following:  a lump sum cash payment of accrued but unpaid base salary and accrued but unused vacation; and annual bonus, if any, prorated to the date of termination.

10.  Indemnification.  The Company shall indemnify Carson to the fullest extent permitted by law and the certificate of incorporation and bylaws of the Company from and against any loss, claim, liability and/or expense incurred for, or by reason of, or arising out of, acts of Carson as an officer and/or director of the Company or any subsidiary.

11.  Additional Compensation.  In recognition of Carson’s services to the Company and as a further inducement for Carson to enter into this Agreement, the Company has agreed contemporaneously herewith, to issue to Carson non-plan, non-qualified options to purchase four million (4,000,000) shares of the Company’s common stock at an exercise price of eleven cents ($.11) per share, which options shall expire on October 15, 2013.  One million (1,000,000) of the options shall be exercisable commencing the Effective Date, another one million (1,000,000) shall be exercisable commencing April 16, 2004, another one million (1,000,000) shall be exercisable commencing October 16, 2004, and the remaining one million (1,000,000) options shall be exercisable commencing April 16, 2005.  The Company has agreed to register the shares underlying the options in an S1 Registration to be filed with the Securities and Exchange Commission prior to December 31, 2003.  The options, if not exercised during the Term, shall survive any termination of this Agreement.

12.  Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement and the obligations and responsibilities of the parties hereto or the breach or alleged breach by any of the parties of their respective obligations hereunder shall be settled by arbitration in the city of Phoenix, Arizona by one arbitrator in accordance with the then governing Rules of the American Arbitration Association.  The written decision of the arbitrator shall be final and binding upon the Company and Carson.  Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.  Notwithstanding the above, either party shall be entitled to seek and obtain injunctive or similar relief from a court of competent jurisdiction where appropriate pending arbitration.  Both parties hereby submit to the exclusive jurisdiction of the courts of the State of Arizona or Federal Courts situated in Maricopa County, Arizona for such purpose and for purposes of enforcing any arbitration award.  The Company shall pay all legal fees and expenses reasonably incurred by Carson in good faith as a result of any claim or arbitration arising from this Agreement.

13.  Miscellaneous.

(a)  Carson’s Change of Control Agreement with the Company executed contemporaneously herewith shall remain in full force and effect for the duration of the Term.

(b)  Carson’s Property Identification Agreement with the Company dated October 6, 2003 shall remain in full force and effect during the Term and shall survive termination of this Agreement.

(c)  This Agreement contains the entire understanding between the parties hereto concerning the subject matter hereof.  Only an instrument in writing executed by the parties hereto may amend this Agreement.

(d)  This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona.

(e)  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of the successor or successors of the Company, whether by merger, consolidation or otherwise.

(f)  Any notice to be given pursuant to the terms of this Agreement shall be in writing and delivered by hand or sent by registered or certified mail to such party at such party’s address set forth above or to such other address or to the attention of such other person as either party has specified by prior written notice to the other party.

(g)  A party’s waiver of a breach of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of this Agreement by such other party.  No waiver shall be valid unless in writing and signed respectively by an authorized officer of the Company or by Carson.

(h)  Carson acknowledges that his services are unique and personal.  Accordingly, Carson shall not assign his rights or delegate his duties or obligations under this Agreement.

(i)  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(j)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and Carson has executed this Agreement all as of the date first above set forth.

AZCO MINING INC.

________________________________________

Lawrence G. Olson

Chairman, President and Chief Executive Officer

________________________________________

W. Pierce Carson